CUSIP NO. 74154N-10-8             Schedule 13G                     Page 1 of 19


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. __________)(1)

                                   PrimaCom AG
--------------------------------------------------------------------------------
                                (Name of issuer)

                          American Depositary Receipts
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   74154N-10-8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                February 18, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 19 Pages)



--------------------------------
           (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 2 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT INTERNATIONAL CORPORATION

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      3,032,683
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            3,032,683
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,032,683

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         15.4%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO, IA

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 3 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT INTERNATIONAL LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      2,980,205
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            2,980,205
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,980,205

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         15.1%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 4 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      511,923
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            511,923
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         511,923

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.6%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 5 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT CROWN FUND C.V.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         THE NETHERLANDS
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      46,121
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            46,121
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         46,121

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.2%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 6 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      998,353
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            998,353
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         998,353

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.1%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 7 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         EUROPEAN SPECIAL SITUATIONS FUND LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      1,130,010
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            1,130,010
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,130,010

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 8 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         KABELGATE LIMITED LIABILITY COMPANY

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         MASSACHUSETTS
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      805,721
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            805,721
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         805,721

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.1%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         OO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 9 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT GLOBAL GECC LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      511,923
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            511,923
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         511,923

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.6%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 10 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GLOBAL PRIVATE EQUITY II-EUROPE LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      136,653
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            136,653
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         136,653

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 11 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GLOBAL PRIVATE EQUITY II-PGGM LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      157,145
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            157,145
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         157,145

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.8%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 12 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT PARTNERS LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      47,979
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            47,979
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         47,979

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.2%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 13 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT INTERNATIONAL INVESTORS II LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         MASSACHUSETTS
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      1,072
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            1,072
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,072

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

---------------------                                       -------------------
CUSIP NO. 74154N-10-8                 13G                   PAGE 14 OF 19 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ADVENT INTERNATIONAL INVESTORS III LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      3,427
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          NONE
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH            3,427
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      NONE
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,427

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 pages

                Copyright(C) 1992. NRS Systems, Inc. (Portions of Software Only)

CUSIP NO. 74154N-10-8             Schedule 13G                     Page 15 of 19


ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in PrimaCom AG a German joint stock company (the "Corporation"). The address of the principal executive office of the Corporation is An der Ochse nwiese3, 55124 Mainz, Germany.

ITEM 2.

         (a) (b) (c) This statement is being filed by the following entities:

            (1) Advent International Corporation, a Delaware limited corporation;
            (2) Advent International Limited Partnership, a Delaware limited partnership;
            (3) Advent Global Management Limited Partnership, a Delaware limited partnership;
            (4)  Advent Crown Fund C.V., a Netherlands limited partnership;
            (5) Global Private Equity II Limited Partnership, a Delaware limited partnership
            (6) European Special Situations Fund Limited Partnership, a Delaware limited partnership;
            (7) Kabelgate Limited Liability Company, a Massachusetts limited liability company;
            (8) Advent Global GECC Limited Partnership; a Delaware limited partnership;
            (9) Global Private Equity II-Europe Limited Partnership, a Delaware limited partnership;
            (10) Global Private Equity II-PGGM Limited Partnership, a Delaware limited partnership;
            (11) Advent Partners Limited Partnership, a Delaware Limited Partnership;
            (12) Advent International Investors II Limited Partnership, a Massachusetts limited partnership and;
            (13) Advent International Investors III Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (13) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the American Depositary Shares ("ADS"). Two ADS's represents one ordinary share, (the "Ordinary Share") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such American Depositary Shares is 74154N-10-8.

CUSIP NO. 74154N-10-8             Schedule 13G                     Page 16 of 19


ITEM 3. FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

ITEM 4. OWNERSHIP.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 31,1999) of the Ordinary Shares beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Ordinary Shares beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                            Number of Shares          Percentage
                                                                            ---------------           of Shares
Reporting Person                                                               Ordinary(1)           Outstanding
----------------------------------------------------------------------------------------------------------------

Kabelgate Limited Liability Company (1)                                           805,721                 4.1%
                                                                                ---------                ----

Global Private Equity II-Europe Limited Partnership (1),(2)                       136,653                 0.7%
Global Private Equity II-PGGM Limited Partnership (1),(2)                         157,145                 0.8%
Advent Global GECC Limited Partnership (1),(2),(3)                                511,923                 2.6%
                                                                                ---------                ----

Advent Global Management Limited Partnership (3)                                  511,923                 2.6%
                                                                                ---------                ----
Advent Crown Fund C.V. (2)                                                         46,121                 0.2%
Global Private Equity II Limited Partnership (2)                                  998,353                 5.1%
European Special Situations Fund Limited Partnership (2)                        1,130,010                 5.7%
                                                                                ---------                ----

Advent International Limited Partnership (1),(2),(3)                            2,980,205                15.1%
Advent Partners Limited Partnership (4)                                            47,979                 0.2%
Advent International Investors II Limited Partnership (4)                           1,072                 0.0%
Advent International Investors III Limited Partnership (4)                          3,427                 0.0%
                                                                                ---------                ----
Advent International Corporation (1),(2),(3),(4)                                3,032,683                15.4%
                                                                                =========                ====

Total Group                                                                     3,032,683                15.4%
                                                                                =========                ====

         (1) The members of Kabelgate Limited Liability Company (the "LLC") are venture capital investment funds managed by Advent International Corporation ("AIC"). As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and the LLC derive from such power.



-------------------
(1) One Ordinary Share represents two American Depositary Shares of the Corporation.

CUSIP NO. 74154N-10-8             Schedule 13G                     Page 17 of 19


         (2) AIC is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (3) AIC is the General Partner of AILP which in turn is the General Partner of Advent Global Management Limited Partnership ("AGMLP"). AGMLP, in turn, is the General Partner of Advent Global GECC Limited Partnership ("GECC"). As such, AIC has the sole power to vote and dispose of the securities deemed beneficially owned by the indicated Reporting Persons. The beneficial ownership of AIC, AILP and AGMLP derive from such power.

         (4) AIC is the General Partner of the indicated Reporting Persons. As such, AIC has the power to vote and dispose of the securities owned by the indicated Reporting Persons.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

CUSIP NO. 74154N-10-8             Schedule 13G                     Page 18 of 19


ITEM 10. CERTIFICATION.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


September 9, 1999

Advent Crown Fund C.V.
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


Global Private Equity II Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


European Special Situations Fund Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


Advent Global GECC Limited Partnership
By: Advent Global Management L.P., General Partner
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


Global Private Equity II-Europe Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------

CUSIP NO. 74154N-10-8             Schedule 13G                     Page 19 of 19


Global Private Equity II-PGGM Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


Advent Partners Limited Partnership
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


Advent International Investors II Limited Partnership
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------


Advent International Investors III Limited Partnership
By: Advent International Corp., General Partner
By: Janet L. Hennessy
    Vice President                  /s/ Janet L. Hennessy
                                    ------------------------------